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                                                                    EXHIBIT 8.1

[COOLEY GODWARD LLP LETTERHEAD]


July 14, 2000



Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA  94089


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Reorganization dated as of June 7, 2000 (the "Reorganization Agreement") by and among Molecular Devices Corporation, a Delaware corporation ("Parent"), Mercury Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and LJL BioSystems, Inc., a Delaware corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a) the Reorganization Agreement;

        (b) the Registration Statement;

        (c) those certain tax representation letters delivered to us by Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

        (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company or to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:



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        (a) Original documents submitted to us (including signatures thereto)
are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

        (c) All covenants contained in the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

        (d) The Merger will be consummated in accordance with the terms of the Reorganization Agreement without any waiver, breach, or amendment of any covenant, condition or other provision thereof;

        (e) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and


        (f) The opinion dated July 14, 2000 rendered by Venture Law Group to the Company has been delivered and has not been withdrawn.


Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences," insofar as they constitute statements of law or legal conclusions, are correct in all material respects and that the opinions ascribed to us are our opinions. We express no opinion as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences."

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and shareholders who acquired their shares of Company capital stock pursuant to the exercise of options or otherwise as

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compensation or who hold their Company capital stock as part of a straddle or risk reduction transaction).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose or by any person other than you and the LJL BioSystems stockholders and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Sincerely,


/s/ WEBB B. MORROW III

Webb B. Morrow III

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